Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 5 to the Registration Statement (Form S-11 No. 333-206017) and related Prospectus of CNL Healthcare Properties II, Inc. for the registration of up to $2,000,000,000 in shares of its common stock and to the incorporation by reference therein of our report dated February 15, 2017 with respect to the consolidated financial statements of CNL Healthcare Properties II, Inc., included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Orlando, Florida

April 17, 2017